Exhibit 99.2

ACNB BANK

VARIABLE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of June 22, 2015 (“Grant Date”) by and among ACNB Bank (“Bank”), ACNB Corporation (“Corporation”), and                    (“Participant”), is entered into as follows:

WHEREAS, the Bank is a wholly-owned subsidiary of the Corporation;

WHEREAS, the Corporation established the ACNB Corporation 2009 Restricted Stock Plan effective February 24, 2009 (“2009 Restricted Stock Plan”), which 2009 Restricted Stock Plan is hereby incorporated herein by reference and made a part hereof;

WHEREAS, the Bank has established the ACNB Bank Variable Compensation Plan (“Variable Compensation Plan”), which Variable Compensation Plan is hereby incorporated herein by reference and made a part hereof;

WHEREAS, the Participant is an employee of the Bank; and,

WHEREAS, the Compensation Committee of the Boards of Directors of the Bank and Corporation (“Committee”) determined that it is in the best interest of the Bank and the Corporation to grant and award to the Participant a Variable Equity Award under the Variable Compensation Plan equal to      shares of common stock of ACNB Corporation (“Stock”), pursuant to the 2009 Restricted Stock Plan and subject to the restrictions stated below.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.                                      Grant of Stock/Variable Equity Award.  Subject to the terms and conditions of this Agreement, the 2009 Restricted Stock Plan, and the Variable Compensation Plan, the Corporation hereby grants to the Participant      shares of Stock (“Variable Equity Award”).  The Variable Equity Award under this Agreement shall be granted under the 2009 Restricted Stock Plan.

2.                                      Vesting Schedule.  The interest of the Participant in the Stock subject to the Variable Equity Award shall vest as follows:

One-third (1/3) of the Participant’s Variable Equity Award shall be 100% vested as of the Grant Date, with the next one-third (1/3) 100% vested as of January 1, 2016, and the final one-third (1/3) 100% vested as of January 1, 2017.

Further, as defined in the 2009 Restricted Stock Plan, the Participant shall become fully vested in the Variable Equity Award upon (i) the Participant’s death or disability; (ii) a change in the ownership or effective control of the Bank or Corporation or a change in the ownership of a substantial portion of the assets of the Bank or Corporation as defined in Section 409A of the

Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder; or, (iii) the Participant’s retirement from service at the Bank or Corporation at or after age 62.

3.                                      Restrictions.  The Stock or rights granted hereunder may not be sold, transferred, pledged, assigned, subjected to any lien, or otherwise alienated or hypothecated until the later of (i) the date the Stock becomes vested in accordance with Section 2 or (ii) six (6) months from the Grant Date.  The period of time between the date hereof and the later of (i) the date which the Stock becomes vested or (ii) six (6) months from the Grant Date is referred to herein as the “Restriction Period”.

If the Participant’s employment with the Bank is terminated by the Bank or voluntarily by the Participant, the Stock subject to the provisions of this Agreement which has not vested at the time of the Participant’s termination of employment shall be forfeited by the Participant and transferred back to the Corporation.

4.                                      Legend.  Any certificates representing any shares of Stock of the Corporation subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between ACNB Corporation and the registered holder, a copy of which is on file at the principal office of ACNB Corporation.”

5.                                      Escrow.  At the Corporation’s discretion, the certificate or certificates evidencing the Stock subject hereto may be delivered to and deposited with Computershare as Escrow Agent in this transaction.  The Stock may also be held in a restricted book entry account in the name of the Participant.

6.                                      Participant Shareholder Rights.  During the Restriction Period, the Participant shall have all the rights of a shareholder with respect to the Stock except for the right to transfer the Stock, as set forth in Section 3.

7.                                      Changes in Stock.  In the event that as a result of any stock dividend, stock split or other change in the Stock, and by virtue of any such change the Participant shall in his or her capacity as owner of unvested shares of Stock which have been awarded to him or her (“Prior Stock”) be entitled to new or additional or different shares of stock, such new or additional or different shares shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

8.                                      Death of Participant.  In the event of the Participant’s death prior to the payment of the Variable Equity Award, said Variable Equity Award shall be paid to the Participant’s estate or designated beneficiary.

9.                                      Clawback.  In the event that the Corporation or Bank is required to prepare an accounting restatement because of the material noncompliance of the Corporation or Bank with any financial reporting requirement and, if within the previous three (3) years from the date of the restatement, a Participant received a Variable Equity Award under this Agreement based upon the erroneous data, the Participant shall return and refund to the Corporation or Bank the excess of what would have been paid to the Participant under the accounting restatement.  In the event that the Corporation or Bank is required to prepare an accounting restatement because of a Participant’s misconduct or fraudulent activity, then the Participant shall return and refund to the Corporation or Bank the entire Variable Equity Award received based upon the erroneous data.

10.                               Taxes.  The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this Variable Equity Award or the vesting of Stock hereunder.  The Participant hereby authorizes the Bank to withhold the appropriate taxes from the Participant’s wages.

11.                               Miscellaneous.

(a)                                 The Corporation shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b)                                 The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)                                  Any notice required or permitted hereunder shall be given in writing and shall be deemed effective upon delivery to the Participant at his or her address on file with the Bank.

(d)                                 Neither the 2009 Restricted Stock Plan, the Variable Compensation Plan, nor this Agreement shall be construed so as to grant the Participant any right to employment or to remain in the employ of the Bank or Corporation, as applicable.

ATTEST:	ACNB CORPORATION

ATTEST:	ACNB BANK

WITNESS:

Participant